As filed with the Securities and Exchange Commission on June 12, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Edgewater Technology, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	71-0788538
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

200 Harvard Mill Square, Suite 210 Wakefield, MA	01880
(Address of Principal Executive Offices)	(Zip Code)

Edgewater Technology, Inc.

2008 Employee Stock Purchase Plan

(Full Title of the Plan)

Shirley Singleton

Chairman, President and Chief Executive Officer

Edgewater Technology, Inc.

200 Harvard Mill Square, Suite 210

Wakefield, MA 01880

(Name and Address of Agent For Service)

(781) 246-3343

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value per share	500,000 shares(2)	$7.2008(3)	$3,600,400(3)	$418.37

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Represents shares issuable under the Edgewater Technology, Inc. 2008 Employee Stock Purchase Plan.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the NASDAQ Global Market on June 8, 2015.

PART I

INFORMATION REQUIRED PURSUANT TO GENERAL INSTRUCTION E ON FORM S-8

This Registration Statement is filed by Edgewater Technology, Inc. (the “Registrant”) for the purpose of registering additional securities of the same class and relating to the same employee benefit plan as securities for which the Registrant has an effective Registration Statement on Form S-8. The Registrant previously registered 500,000 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), under the Edgewater Technology, Inc. 2008 Employee Stock Purchase Plan, as amended (the “Plan”), on a Form S-8 (File No. 333-153741) filed with the Securities and Exchange Commission (the “Commission”) on September 30, 2008 (the “Original Registration Statement”). The number of shares available for issuance under the Plan was increased by 700,000 shares on June 8, 2011, and the Registrant registered such additional shares on a Form S-8 (File No. 333-175660) filed with the Commission on July 19, 2011. The number of shares available under the Plan was subsequently increased by 500,000 shares on June 3, 2015.

Except as set forth with respect to the items below, the contents of the Original Registration Statement are incorporated by reference into this Registration Statement pursuant to General Instruction E on Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Commission. The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference (File No. 000-20971 unless otherwise noted):

(a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Commission on March 2, 2015, including the information incorporated by reference into the Annual Report on Form 10-K from the Company’s Definitive Proxy Statement for the 2015 Annual Meeting of Stockholders filed with the Commission on Schedule 14A on April 22, 2015;

(b) The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 filed with the Commission on May 4, 2015;

(c) The Company’s Current Reports on Form 8-K filed with the Commission on March 9, 2015, March 17, 2015 and June 4, 2015; and

(d) The description of the securities contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on September 17, 1996, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this

Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

Delaware General Corporation Law. Section 145(a) of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the Delaware General Corporation Law provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the Delaware General Corporation Law states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer of the corporation at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(e) of the Delaware General Corporation Law provides that expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized by Section 145. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145(f) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Bylaws. The Registrant’s Bylaws provide that the Registrant shall indemnify any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to become a director or officer of the Registrant, or is or was serving or has agreed to serve at the request to the Registrant as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, and may indemnify any person who was or is a party or is threatened to be made a party to such an action, suit or proceeding by reason of the fact that he or she is or was or has agreed to become an employee or agent of the Registrant, or is or was serving or has agreed to serve at the request of the Registrant, as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful, except that in the case of an action or suit by or in the right of the Registrant to procure a judgment in its favor (1) such indemnification shall be limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit, and (2) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. To the extent that a director, officer, employee or agent of the Registrant has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

Any indemnification of a director or officer of the Registrant under the Bylaws (unless ordered by a court) shall be made by the Registrant unless a determination is made that indemnification of the director or officer is not proper in the circumstances because he or she has not met the applicable standard of conduct. Any indemnification of an employee or agent of the Registrant under the Bylaws (unless ordered by a court) may be made by the Registrant upon a determination that indemnification of the employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct. Any such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such actions, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

Unless the Board of Directors otherwise determines in a specific case, expenses incurred by a director or officer in defending a civil or criminal action, suit or proceeding shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Registrant as authorized by the Bylaws. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate. The Board of Directors may authorize the Registrant’s legal counsel to represent such director, officer, employee or agent in any action, suit or proceeding, whether or not the Registrant is a party to such action, suit or proceeding.

Certificate of Incorporation. Article Seven of the Registrant’s Certificate of Incorporation provides that the Registrant’s directors will not be personally liable to the Registrant or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the duty of loyalty to the Registrant or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions, or (d) for transactions from which directors derive improper personal benefit. If the Delaware General Corporation Law is amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Registrant shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended. Any repeal or modification of Article Seven shall not adversely affect any right or protection of a director of the Registrant existing at the time of such repeal or modification.

Article Eight of the Registrant’s Certificate of Incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law, as the same may be amended from time to time, the Registrant shall indemnify any and all of its directors or any person who may have served at the Registrant’s request as a director and the indemnification provided for therein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders, vote of disinterested directors or otherwise, and shall continue as to a person who has ceased to be a director and shall inure to the benefit of the heirs, executors and administrators of such persons and the Registrant may but is not required to purchase and maintain insurance on behalf of any director to the extent permitted by Section 145 of the Delaware General Corporation Law.

Indemnification Agreements. The Registrant has also entered into indemnification agreements with its directors and officers pursuant to which it will agree to pay certain expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement incurred by such directors and officers in connection with certain actions, suits or proceedings. These agreements require directors to repay the amount of any expenses advanced if it shall be determined that they are not entitled to indemnification.

Insurance. The Registrant also maintains a directors’ and officers’ liability insurance policy.

Item 8. Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Wakefield, Massachusetts, on this 12th day of June, 2015.

EDGEWATER TECHNOLOGY, INC.

By:	/s/ Shirley Singleton
Shirley Singleton
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Edgewater Technology, Inc., hereby severally constitute and appoint Shirley Singleton, David Clancey and Timothy Oakes, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Edgewater Technology, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Shirley Singleton Shirley Singleton	Chairman, President and Chief Executive Officer (Principal Executive Officer)	June 12, 2015

/s/ Timothy R. Oakes Timothy R. Oakes	Chief Financial Officer (Principal Financial and Accounting Officer)	June 12, 2015

/s/ Paul E. Flynn Paul E. Flynn	Director	June 12, 2015

/s/ Paul Guzzi Paul Guzzi	Director	June 12, 2015

/s/ Nancy L. Leaming Nancy L. Leaming	Director	June 12, 2015

/s/ Michael R. Loeb Michael R. Loeb	Director	June 12, 2015

/s/ Wayne Wilson Wayne Wilson	Director	June 12, 2015

INDEX TO EXHIBITS

Number	Description

4.1(1)	Restated Certificate of Incorporation of the Registrant

4.2(2)	Amended and Restated By-Laws of the Registrant, as amended to date

5	Opinion of Hinckley, Allen & Snyder LLP, counsel to the Registrant

23.1	Consent of Hinckley, Allen & Snyder LLP (included in Exhibit 5)

23.2	Consent of BDO USA, LLP, Independent Registered Public Accounting Firm

24	Power of attorney (included on the signature pages of this Registration Statement)

99(3)	Edgewater Technology, Inc. 2008 Employee Stock Purchase Plan, as amended

(1)	Previously filed with the Securities and Exchange Commission (the “Commission”) as an Exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 (File No. 000-20971) and incorporated herein by reference.
(2)	Previously filed with the Commission as an Exhibit to the Registrant’s Current Report on Form 8-K filed on September 28, 2007 (File No. 000-20971) and incorporated herein by reference.
(3)	Previously filed with the Commission as Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A (File No. 000-20971) filed on April 22, 2015 and incorporated herein by reference.